Exhibit 99.1

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK PROMOTES JOHN PITSTICK TO
CHIEF FINANCIAL OFFICER

Westlake Village, CA – September 13, 2007 – ValueClick, Inc. (Nasdaq: VCLK) announced the promotion of John Pitstick to the role of chief financial officer, effective today. Pitstick has been a senior member of ValueClick’s finance team since joining the Company in March 2005 and succeeds Scott H. Ray, who is leaving ValueClick to pursue other interests. Ray will remain at ValueClick through September 30, 2007, to complete the transition process.

Pitstick will report to ValueClick’s chief executive officer, Tom Vadnais, and will have overall responsibility for the Company’s worldwide finance and facilities functions. Sam Paisley, ValueClick’s chief administrative officer, will continue to have overall responsibility for the Company’s corporate development, legal and investor relations functions.

“I have worked closely with John in my senior management and board member roles at ValueClick, and John’s experience and track record make him the natural choice as ValueClick’s next CFO,” said Tom Vadnais, chief executive officer of ValueClick. “I’d like to thank Scott Ray for his outstanding service to ValueClick since joining the Company in 2002 and we all wish him continued success in his career.”

John Pitstick is a certified public accountant with over a decade of senior finance experience with technology companies. In his most recent role as ValueClick’s executive vice president of finance, Pitstick was responsible for the Company’s accounting, treasury, financial planning, facilities, tax, and corporate governance functions. Prior to joining ValueClick, Pitstick was a senior manager in the audit practice of Ernst & Young, where he served both public and private companies in the high technology industry for nearly ten years.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on March 1, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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